Exhibit 5.1

January 10, 2025

American National Group Inc.
12,000,000 Depositary Shares, Each Representing a 1/1,000th Interest in a Share of 7.375% Series D Fixed-Rate Non-Cumulative Preferred Stock

Ladies and Gentlemen:

We have acted as counsel for American National Group Inc., a Delaware corporation (the “Company”), in connection with the Prospectus Supplement, dated January 7, 2025 (the “Prospectus Supplement”), of the Company, filed with the Securities and Exchange Commission (the “Commission”) and relating to the issuance and sale by the Company of an aggregate of 12,000,000 depositary shares (the “Depositary Shares”), each of which represents ownership of 1/1,000th of a share of 7.375% Series D Fixed-Rate Non-Cumulative Preferred Stock of the Company (the “Series D Preferred Stock”), in accordance with the Underwriting Agreement, dated January 7, 2025 (the “Underwriting Agreement”), among Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, as representatives of the several underwriters listed on Schedule I thereto (the “Underwriters”), and the Company.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and government officials and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Certificate of Incorporation of the Company, as amended by the Certificate of Amendment to the Certificate of Incorporation establishing the preferences, limitations and relative rights of the Series D Preferred Stock (the “Charter”); (b) the By-Laws of the Company; (c) resolutions adopted by unanimous written consent of the Board of Directors of the Company on January 6, 2025 and January 8, 2025; (d) resolutions adopted by written consent of the sole stockholder of the Company on January 8, 2025; (e) the Registration Statement on Form S-3 (Registration No. 333-281155), filed with the Commission on July 31, 2024, with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of $3,500,000,000 aggregate amount of various securities of the Company, to be issued from time to time by the Company, as amended by Amendment No. 1 thereto filed with the Commission on August 27, 2024 (such Registration Statement, as amended by such amendment, being hereinafter referred to as the “Registration Statement”); (f) the Deposit Agreement, dated as of January 10, 2025 (the “Deposit Agreement”), among the Company, Computershare Inc. and Computershare Trust Company, N.A., collectively, as Depositary, Computershare Trust Company, N.A. as Registrar and Transfer Agent and the holders from time to time of the Depositary Receipts (as defined therein) issued thereunder and the form of Depositary Receipts included therein. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.

We have also assumed (a) the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies and (b) the due authorization, execution and delivery of all agreements by all parties thereto (other than the Company).

Based on the foregoing and subject to the qualifications set forth herein and subject to compliance with applicable state securities laws, we are of opinion that (i) when issued and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Series D Preferred Stock will be validly issued, fully paid and nonassessable and (ii) when the Depositary Receipts are executed, issued and authenticated in accordance with the provisions of the Deposit Agreement and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Depositary Shares will be validly issued and will constitute legal, valid and binding obligations of the Company, entitled to the benefits of the Deposit Agreement and enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We are aware that we are referred to under the heading “Legal Matters” in the Prospectus Supplement. We hereby consent to such use of our name therein and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on January 10, 2025, and to the incorporation by reference of this opinion into the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

American National Group Inc.

One Moody Plaza

Galveston, Texas 77550

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